Exhibit 10.28

North America Executive Employee Company Vehicle Policy

A.	OBJECTIVE

1.	Provide guidelines and limits for Company provided vehicles.

2.	Comply with IRS and other relevant regulations relating to personal and business use of Company provided vehicles.

B.	POLICY

1.	Employees assigned to designated positions with North America companies within Sensus Metering Systems are eligible for Company vehicles as provided by this policy and as approved by the employee’s immediate supervisor.

2.	Choice of make and model of Company provided vehicles for employees in Levels A-B shall be at the discretion of the employee up to the dollar amount (total acquisition cost) specified in Attachment A for the employee’s level.

C.	SCOPE/ELIGIBILITY

1.	This policy applies to all Sensus Metering Systems North America locations. Eligibility levels, auto values/choices are set forth in Attachment A, which may be amended from time to time by the Company.

2.	The employee’s “Position Title,” reporting level, and the scope of the employee’s responsibility determine eligibility for a specific level and vehicle. The Vice President of Human Resources for Sensus Metering Systems will make the final determination, in case of questions.

D.	ADMINISTRATION

Primary responsibility for administering the Sensus Metering Systems company vehicle policy rests with the Fleet Administrator.

E.	PROCEDURE

1.	Ordering

a.	If the vehicle is for a new hire the eligible employee should contact the Administrator as soon as the employment offer has been accepted to order his or her Company vehicle, according to the specified level for that employee.

b.	When an Employee’s Company vehicle meets the replacement criteria in the current model year a replacement order form will be provided. Completed order forms and approvals must be forwarded to the Administrator. After all approvals, the vehicle may be ordered by calling the leasing company’s 800 number. A leasing company representative specifically assigned to Sensus Metering Systems will confirm the vehicle and options and place the order. Confirmation of the order and estimated arrival date (normally 8 to 12 weeks) will be sent to the employee.

Sensus Metering Systems

North America Executive Vehicle Policy

Revised August 1, 2007

2.	Policy Compliance

Prior to placing the vehicle order the employee will be required to sign an Operation of Company Vehicle form that acknowledges understanding and expectations for use of a Company vehicle. A Company vehicle will not be provided to any employee who refuses to sign the Operation of Company Vehicle Form. In addition, prior to placing the vehicle order a Motor Vehicle Record check will be made on the employee and spouse. If the Motor Vehicle Record check indicates that an employee’s license is under suspension, the vehicle will not be ordered until the license had been reinstated. In addition, driver records reflecting DUI, DWI convictions and/or history of multiple moving traffic violations and accidents could result in denial or suspension of the authorization to have a Company vehicle.

3.	Maintenance and Accident Services

The employee is responsible to obtain all maintenance (scheduled and non-scheduled) and accident repairs as outlined by the leasing company’s policy. The leasing company must authorize all maintenance service over $100 and all accident repairs. All maintenance service under $100 will not require prior authorization, but must be taken to one of the leasing company’s approved maintenance providers. These are available on the web site (www.phh.com/fleet). Unauthorized service and repairs claimed on an expense voucher will not be reimbursed.

4.	Taxable Compensation for Personal Use

IRS requires that the Company and the employee track personal use of the Company vehicle, thus the employee is required to record business miles and personal miles. At the end of each year, personal use will be calculated and added to the employee’s wages. This amount will be a taxable adjustment made to mid-December paychecks.

Business use of a company vehicle is defined as the use of the vehicle in conjunction with activities directly related to the Company’s business. Personal use of a company vehicle would include, but is not limited to, items such as commuting, using the vehicle for personal errands on the weekends or after normal business hours and vacations. Commuting is considered from the employee’s personal residence to their normal place of business.

Sensus Metering Systems

North America Executive Vehicle Policy

Revised August 1, 2007

5.	Licensing and Registration

The leasing company will make the initial application for title, license plates, and registration in the name of the leasing company in care of the Company name and the employee’s home or office address. The leasing company will send the necessary documents directly to the employee. This includes each year’s license plates and any registration of relocated vehicles.

6.	Replacement

Vehicles will be replaced according to the following schedule:

36 months or 60,000 miles – Level A

48 months or 70,000 miles – Level B

If the employee’s termination or retirement date is known, a vehicle will not be replaced prior to such termination or retirement.

7.	Vehicle Purchase

If the Company does not wish to reassign the Company vehicle, the employee has the first option to purchase the vehicle when replaced. The vehicle will be offered to the employee at the then current wholesale value as determined by the leasing company.

F.	USE

The vehicle is provided for the employee’s business and personal use and may be driven by a spouse if properly licensed to drive.

G.	ALLOWANCES

No vehicle allowances are permitted.

H.	TERMINATION OF EMPLOYMENT

Upon termination of employment, the employee shall return the Company provided vehicle to a location designated by the Fleet Administrator. No person shall be permitted to drive a Company vehicle following termination of employment. The Vice President of Human Resources must approve any exceptions.

I.	TRANSITION

1.	No Company vehicles will be upgraded or downgraded under this Policy until an employee’s current Company vehicle comes up for replacement during the regular cycle. Employees who are no longer eligible for a Company vehicle under this policy will be permitted to keep their current Company vehicle until the vehicle comes up for replacement during the regular cycle.

2.	The Fleet Administrator reserves the right to reassign vehicles that have become surplus to eligible employees under this policy in lieu of ordering a new vehicle or pending the ordering and delivery of a new vehicle.

Sensus Metering Systems

North America Executive Vehicle Policy

Revised August 1, 2007

J.	INTERPRETATION/AMENDMENT

Interpretation or questions regarding this policy will be made or answered by the Fleet Administrator and any disputes will be raised to the Vice President, Human Resources for final resolution. This Policy may be updated and amended periodically at the discretion of the Sensus Metering Systems.

Sensus Metering Systems

North American Vehicle Policy

Attachment A

Executive Plan

Plan	Auto Value Maximum*	Vehicle Make
Level A

• Chief Executive Officer • Chief Financial Officer • Chief Operating Officer	Up to $50,000 value	Any

Level B

•        Corporate Vice Presidents (Direct Reports to CEO, CFO, & COO) as approved by the CEO

•        Presidents of Aligned Businesses (PDC & Smith-Blair)

•        Vice Presidents in charge of SMS Businesses (Water, Gas & AMI/Electric)

	Up to $35,000 value	Any

*	Based on Vehicle Sticker Price including options

Revised August 1, 2007